Exhibit 10.20

Ref: BC2011080200000526

SPD BANK

Financing Agreement

SHANGHAI PUDONG DEVELOPMENT BANK

The Financing Agreement (as “Agreement”) is made by and between Dalian Tongfa New Material Development Co., Ltd. (as “Client”) and Shanghai Pudong Development Bank Dalian Branch (as “Financing Bank”)

Adhering to the principles of equality, reciprocity, being law-abiding and self-willingness, two parties hereto agree as follow:

Section I General Terms and Conditions

1. Agreement means any documents or files signed by both Client and Financing Bank within the limitation of financing agreement, including Change to Financing Agreement (refer the form to Exhibit 1) and any subordinate financing documents, which should be deemed as part of and be read along with the Agreement herein.

2. For the purpose of the Agreement, credit Line means financing limitation (i) listed in the Financing Schedule under Section II, or (ii) specified under any effective Change to Financing Agreement (whichever is later) signed by Client and Financing Bank. Client shall apply to Financing Bank for credit loans within such limitation. Otherwise Financing Bank may refuse such application no matter the credit line has been touched.

Client shall pay commissions based on the rate and way of payment agreed in Financing Schedule in according to the Agreement.

3. In case of any discrepancies between the terms/conditions herein and the Financing Schedule, the Financing Schedule (including any Change to Financing Agreement entered by Client and Financing Bank from time to time) shall prevail. If any subordinate financing documents signed hereby within the limitation have discrepancies as opposed to the Agreement herein, the subordinate financing documents shall prevail regarding the services involved.

In despite of the above-mentioned provision, Financing Bank shall have right to terminate any credit line extended to Client or accelerate maturities of loans under any subordinate documents by informing Client, as Financing Bank deems necessary to safeguard its creditor’s right. When Client is informed regarding acceleration of maturity, Client shall reimburse loans immediately. For any letter of credit, letter of guarantee or bank’s acceptance opened by Financing Bank as per Client’s application, Client shall replenish the related margin up to 100% in no time.

4. In accordance with the Agreement herein and any subordinate documents, Client may apply for the credit financing which Financing Bank may, but is not obligated to extend (thereafter referred as “financing”). Forms of financing include short-term loans, discounted notes (agreed form of interest payment included), promissory note (where Client as issuer and acceptor), factoring financing, letter of credit (domestic L/C included), export bill, advance against import L/C, packing loan, advance against documentary collection, L/C opening (including usance L/C and domestic L/C), L/G opening (including standby L/G), and bank’s acceptance opening. Please refer to Finance Schedule for specific forms of financing.

5. For the purpose of Agreement herein, subordinate financing documents include the following files signed by Client:

(a) current loan agreement and other files signed by Client;

(b) note discount agreement and other files signed by Client;

(c) promissory note agreement and other files signed by Client;

(d) factoring financing application and other files signed by Client;

(e) advance against export L/C, advance against documentary collection and other files signed by Client;

(f) advance against import L/C and other files signed by Client;

(g) packing loan agreement and other files signed by Client;

(h) L/C opening agreement and other files signed by Client;

(i) L/G opening and standby L/C; and

(j) bank’s acceptance agreement and other files signed by Client.

Financing bank may from time to time revoke any promissory loans to be extended to Client as per Agreement or subordinate documents, or commitment to open any documents subject to Client’s requirement. However, Client shall not revoke or change any signed/filed application or agreement for financing loans, otherwise shall bear the cost, expense and loss arising therefrom.

6. Filing. Client shall agree to file the following documents or meet relevant criteria prior to signing the Agreement or at Financing Bank’s request. Nevertheless Financing Bank shall have no obligation to verify the truth of the documents therein. The documents shall include:

(a) Client’s latest copy of articles of incorporation and business license,

(b) Client’s board resolution that authorizes Client to sign the Agreement and subordinate documents, provided that legal representative’s signing authority is restricted by articles of incorporation.

(c) letter of authority issued by Client to its authorized agent, and the signature copy of its agent,

(d) all the subordinate documents effectively signed by Client at Financing Bank’s request,

(e) any loan origination date and opening date of L/C, L/G or bank’s acceptance specified by Client shall be the operating business day of Financing Bank.

(f) any other documents and/or terms required by Financing Bank from time to time.

7. Unless otherwise agreed, used Credit Line means the amount of loans extended by Financing Bank as per the Agreement and subordinate documents, yet unpaid by Client, plus the amount of bills opened at Client’s request, excluding any amount reimbursed by Client or its guarantor to Financing Bank in form of cash (e.g. margin).

8. For the term of revolving credit line, Client may continue to apply for using line of credit that is recovered after Client executes the liabilities hereunder, including repaying loaned amount, replenishing 100% margin, or Financing Bank relieved of paying liability. Unless consented by Financing Bank, installment credit line shall not be recovered after being used. Unless otherwise required, Financing Bank shall have right to review status of Client and its collateral. Client passing the review may continue to use the credit line in next year. Financing Bank may cancel such credit line for Client failing to pass who must cease using the unused and payable credit, in exception of subordinate documents still in effect.

9. If the Agreement is backed by collaterals, the collateral document shall be signed and in full force before Client applies for credit loans. If margin is required for opening L/C, L/G, standby L/C, bank’s acceptance as per Financing Schedule, Client shall pay full margin before applying for such opening. To apply for increasing credit line, Client shall add collaterals or urge guarantor to confirm such change and add more collaterals.

10. In exception with law-required taxes that must be withdrawn by Client when repaying loaned amount, Client shall pay full amount of loans hereunder without withdrawing any deduction. Client shall, within fifteen days upon the said deduction subject to laws, furnish a complete set of tax certificates with Financing Bank and pay extra equivalent to the amount of such deduction.

11. Representation and guarantees. Client shall make following representation and guarantees as each time Financing Bank provides credit as per the Agreement and subordinate documents.

(a) Client shall be registered subject to China’s laws and regulations, excluding Hong Kong, Macaw and Taiwan. Additionally Client shall be authorized to sign the Agreement and relevant documents, and have undertaken necessary activities to execute the Agreement in a lawful and effective way.

(b) Client by signing the Agreement and performing the liabilities hereunder has not violated or will not violate any other signed contracts, documents, articles of incorporation, applicable laws, regulations, orders, competent authority’s policies, resolution, decrees, nor will conflict with other liabilities or arrangement borne by Client.

(c) Client, its any shareholder and affiliated company isn’t involved into any proceedings or contingencies like liquidation, bankruptcy, shake-off, merger and acquisition, spin-off, reorganization, winding-up, close-up or stop-off.

(d) Client is free from any civil, criminal or administrative proceedings or similar arbitrations or contingencies that may pose significant impact.

(e) Client’s legal representative, directors, supervisors or other senior officers, and any material assets of Client are free from events or contingencies like any coercion, confiscation, detainment, freezing and inspection.

(f) Client represents that all the financial sheets furnished by Client are subject to Chinese laws and regulations, reflecting its financial status in a truthful, complete and fair manner. Client guarantees that all its or guarantor's materials, documents or files furnished to Financing Bank shall be truthful, effective, accurate and complete without any omission or concealment;

(g) Client shall strictly abide by applicable laws, regulations and business license throughout its operation. Client shall process the annual review in due time.

(h) Client guarantees that no other events or contingencies may or will cast material interest adverse to Client's capability of executing the Agreement.

12. Commitment. Client shall make commitment as follow:

(a) Client shall strictly follow and execute each and any liability hereunder;

(b) Unless otherwise specified, Client shall repay loaned amount or replenish 100% margin in a timely manner, in accordance with the Agreement and subordinate documents. Client shall process, obtain and maintain effective the approvals, authority, registration and license required by applicable laws and regulations, thus authorizing Client to sign and perform the obligations hereunder. Client shall provide the above-mentioned approvals, authority, registration and license in no time as Financing Bank required.

(c) Having knowledge of being involved into any legal proceeding, including criminal, civil, administrative or economic proceeding by which Client may be significantly impacted, or having knowledge of Client's any important asset being coerced, confiscated, detained, frozen or under suspicion, Client shall inform Financing Bank and explain relevant impact and adopted/planned countermeasures within five days (Financing Bank's operation days) thereafter.

(d) Without obtaining Financing Bank's written consent, Client shall be restricted to reimburse any liabilities of comparatively large sum or execute any liability as guarantor, towards any third party in exception with Financing Bank.

(e) Client shall, prior to Financing Bank's written consent, not incur any other liabilities or contingencies of comparatively large sum, nor intend to provide any liability arrangement or senior guarantee to Client per se or any other third party.

(f) Unless Financing Bank extends approval in written form, before fully performing the liabilities hereunder as of the date of signing the Agreement, Client shall promise not to:

(i) be the subject of legal proceedings including liquidation, shake-off, bankruptcy, acquisition, merger, spin-off, reorganization, stop-off, close-up and winding up;

(ii) sell, let, transfer, donate or dispose any important asset in any form, unless required by normal operations;

(iii) change equity structure;

(iv) enter into any contracts or arrangements, or assume any liabilities that may have significantly adverse interest.

(g) Client shall furnish other collaterals required and approved by Financing Bank in a timely manner, provided that collaterals hereunder incur certain circumstances or changes including (but not limited to ) guarantor involved into stop-off, shut-down, winding-up, bankruptcy, adverse impact to its operation or financial position, legal proceeding, arbitration, business license being evicted, re-applied or revoked, its legal representative, director, supervisors or senior officers involved into conviction, collaterals being devalued, confiscated or probably decreased, or defaulting to revoke the collateral agreement.

(h) At Financing Bank's request, Client shall process enforceable certifications with the notarization authority assigned by Financing Bank, and consequently bear expenses arising therefrom and voluntarily accept such enforcement.

(i) Client shall from time to time give notice to Financing Bank about any events that may impact its capability of performing the liabilities hereunder.

(j) Group Client's Special Guaranty (Applicable to Group Client)

(i) Client shall timely report any transaction accounting for 10% of actual fiduciary's net assets, including (a.) relationships among related parties, (b.) nature and content of transaction, (c. ) price or percentage, (d.) pricing policy (including transaction without prices or very low price).

(ii) Financing bank shall have right to revoke any unused credit line at discretion and retract part or whole of used credit or require Client to deposit 100% margin, provided that actual fiduciary (a.) furnishes fake documents or conceal material financial information, (b.) alters use of credit without Financing Bank's consent or uses credit to engage in illegal transactions, (c.) receives Financing Bank's loan or credit by discounting or collateralizing the accounts receivables that are fake and fabricated by actual fiduciary and related party, (d.) refuses any inspection or review from Financing Bank regarding credit usage or financial position, (e.) incurs material events like merger and acquisition that Financing Bank deems probable to threaten the safety of credit, and (f.) intentionally escapes from its liabilities to Financing Bank through related transaction.

13. Expense and Cost. Client shall, at Financing Bank's request, reimburse Financing Bank's expenses arising from amendment, signing, enforcement, notarization, registration and others in connection with the Agreement or related documents, in a quick manner. In exception with the tax expense paid by Financing Bank under laws and regulations, Client shall bear stamp tax and other tax expenses under the Agreement and related documents.

14. Penalty rate on delayed payment or altering use of RMB-denominated loan shall be specified under Financing Schedule upon parties hereto agree, and penalty calculation and collection subject to regulations of People's Bank. For foreign currency-denominated credit, penalty-related rate and its calculation/collection shall be agreed by both parties, specified under Financing Schedule and by under subordinate documents respectively.

15. Currency Exchange. When loan currency and credit line currency are different, Financing Bank shall have right to determine the exchange rate at its discretion. Additionally Financing Bank shall be entitled to require Client to immediately pay the excess amount calculated as difference between used credit line and the above-mentioned maximum credit line due to exchange rate volatility. If Client's payment and credit line are denominated in different currencies, Financing Bank shall have right to specify exchange rate at discretion, thus exchange rate risk being borne by Client.

16. Proxy Payment and Elimination

Client shall thereby authorize Financing Bank to represent Client to repay any outstanding liabilities, whether under the Agreement or subordinate documents, from Client's bank accounts (regardless of currency type) opened in Financing Bank. Such proxy shall be irrevocable. If any exchange rate is involved, Financing Bank shall calculate based on exchange rate determined at discretion, thus exchange rate risk being borne by Client.

17. Bank Statement

Financing Bank shall abide by its practical standards to set up a accounting ledger and records related to all the activities herein. Unless there are obvious errors, Client shall agree that such ledger and records are the effective proof to Client's debt status.

18. Transaction

Client shall not transfer any rights or obligations hereunder. But Financing Bank may transfer its rights or obligations hereunder and disclose any related information, including information provided by Client and Client's Guarantor for the purpose of the Agreement herein, to any other third party from time to time.

19. Disclosure

Client agrees that in addition to information disclosed subject to Clause18, Financing Bank may also disclose any relevant information to its headquarters, branches, affiliations and employees those organization retained. Meanwhile, any disclosure by Financing Bank in accordance with laws, regulations and requirements by governments, jurisdiction bodies or supervision authorities shall be allowed.

20. Default

If Client defaults the Agreement and subordinate documents including (a.) any violation of representations and guarantees hereunder, or such representation or guarantee is proved to be untruthful, fraudulent, omitted, misleading or violated, and/or (b.) violation or nonfulfillment of any commitment hereunder, and/or (c.) breaching any provision(s) under the Agreement or any subordinate document hereunder, and/or (d.) incurrence of adverse circumstances that may threaten safety of loans, and/or (e.) guarantor's violation of any collateral-related documents, Financing Bank shall, in addition to any damages, expenses and attorney fees arising, be entitled (but not obligated) to taking following measures as whole or separately:

(a) adjusting or canceling any credit line hereunder;

(b) announcing acceleration of maturity regarding whole or part of liabilities under subordinate documents, and requiring Client to repay whole of principal and interest in no time. For acceptable notes, L/C, L/G or standby L/C below credit line, Financing Bank may require Client to add margin or transfer Client's deposit or deposit in settlement account to its margin account, held against any payment or margin advance in the future. If Financing Bank has incurred margin advance for Client, Financing Bank shall have right to ask for repayment immediately.

(c) calculating penalty as per agreed penalty rate under Agreement or subordinate documents, and outstanding penalty interest shall be compounded.

(d) deducting any deposits in Client's accounts opened in Financing Bank as per Clause16 hereunder.

21. Other

Unsettled subject under the Financing Agreement referred to ED750010000509 shall be bound by the Agreement. Such unsettled subject is deemed used line of credit.

22. Governing Laws and Jurisdiction

The Agreement herein is governed and interpreted by laws of Peoples' Republic of China (excluding regions of Hong Kong, Macaw and Taiwan). Any disputes arising herefrom shall be solved under the exclusive jurisdiction of the court where Financing Bank is located.

23. Force Majeure

Force majeure means the unpredictable, inevitable and unstoppable situations, including but not limited to natural disasters, earthquakes, tornado, flood, fire, wars, riot, epidemic diseases, government manipulation, strike, stopoff, blackout, communication failure, internet system malfunction/breaking down, system and equipment malfunction. The party with the knowledge of force majeure should inform the other party in a early manner. Two parties shall work together to solve the problems, however the suffering party is not obligated under such occasion.

24. Service. Client confirms that legal instruments such as subpoena or notice regarding any proceedings hereunder shall be deemed serviced as long as such instruments are delivered to the addresses firstly set above. Any change to such addresses without notifying Financing Bank shall not be deemed effective.

25. Notices or other communications required to be given by one party pursuant to this Agreement shall be in written form to the address of the other party set above. The dates on such notices from Financing Bank shall be deemed to have been effective given shall be determined as follows: (a.)Notices sent by courier shall be deemed effective given on the seventh day after they were sent by courier service; (b.)by personal delivery, on the date of personal delivery , provided that receipt shall be acknowledged in writing by the receiving party; (c.) by facsimile transmission or email, on the date of transmission.

However, any notices, requests or other communications issued to Financing Bank shall be deemed serviced provided that Financing Bank has acknowledged the acceptation. In case of giving notices and requests by facsimile transmission or email, Client must deliver the original copy attached with seal personally or by courier to confirm.

26. Severability

If any provision under the Agreement or any subordinate document shall be held invalid, illegal or unenforceable, the validity and enforceability of the remaining shall not be affected.

27. Grace Period

Financing Bank's extending grace period or delaying taking any measures against Client's default shall not (i) injure, impact or restrict Financing Bank's any rights and interests as a creditor, not (ii) be construed as Financing Bank's approval for Client's default, nor (iii) be deemed as Financing Bank relinquishes any rights to take any measures against Client's current or possible default in future.

28. Effectiveness. The Agreement shall enter into full force as of the date the Agreement signed and attached seals by parties hereto, and signed or attached seals by legal representatives or agents thereof. The Agreement continues to be effective unless Financing Bank revokes whole of credit line and Client has no obligations of reimbursement or rights of financing hereunder.

29. The Agreement is made in duplicates, each having equal legal force.

The blank is left intentionally.

Financing Schedule

Name of Client: Dalian Tongfa New Material Development Co., Ltd.

Line of Credit (Currency): RMB Twenty Million Only

Term: as of August 5th 2011 to August 1st 2012

If revolving line of credit: Yes

Guarantor: Dalian Tongfa New Material Development Co., Ltd.

Type of Guarantee: Collateralization

Penalty Rate for Delayed Payment : daily rate + 50%

Penalty Rate for Altering Use of Credit Line: daily rate + 100%

Type of Financing: factoring with credit line twenty million RMB only, interest rate based on half-year benchmark interest rate + 20%. The longest maturity of a single loan shall not exceed 180, with 30-day grace period.

The Financing Agreement herein is signed by parties hereunder on August 5th 2011. Client agrees that parties hereto have fully discussed each and every terms herein and correctly understood meanings of their rights, liabilities and exemptions, when signing the Agreement.

Client: (Seal)	Shanghai Pudong Development Bank (Seal)
/s/ Chuan Tao Zheng	/s/ Xin Hao Wang
Legal Representative:	Legal Representative: